Exhibit 23.a

                       CONSENT OF INDEPENDENT ACCOUNTANTS


      We consent to the incorporation by reference in the prospectuses included in the registration statements of Masco Corporation on Form S-3 (Registration Nos. 33-2374, 33-42722, 33-53330, 33-52483 and 33-52485) and Form S-8
(Registration Nos. 2-95969, 33-28142 and 33-42229) and amendments and supplements thereto, of our report dated February 24, 1994, on our audits of the consolidated financial statements and financial statement schedules of Masco Corporation and subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts" in such prospectuses and amendments and supplements thereto.




/s/Coopers & Lybrand
COOPERS & LYBRAND

Detroit, Michigan
March 24, 1994

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